Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4/A) of Exxon Mobil Corporation for the registration of its common stock and the related Proxy Statement/Prospectus of Pioneer Natural Resources Company and to the incorporation by reference therein of our reports dated February 23, 2023, with respect to the consolidated financial statements of Pioneer Natural Resources Company, and the effectiveness of internal control over financial reporting of Pioneer Natural Resources Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 20, 2023